Exhibit (h)(4)(ii)


                                  AMENDMENT TO
                      SUB-ADMINISTRATION SERVICES AGREEMENT


      AMENDMENT made as of the 4th day of June, 2007, between BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation and HSBC Investments (USA), Inc. ("HSBC"), to that certain Sub-Administration Agreement, dated July 1, 2005 (as amended and in effect on the date hereof, the "Agreement"). Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

      WHEREAS, HSBC is the investment advisor for the HSBC Investor Funds, HSBC Advisor Funds Trust, and HSBC Investor Portfolios (each, a "Company" and collectively, the "Companies");

      WHEREAS pursuant to the Sub-Administration Agreement BISYS provides certain administration services to the Companies and their investment portfolios (the "Funds");

      WHEREAS, BISYS Fund Services (Cayman) Limited provides certain administration services, as well as transfer agency and fund accounting services to certain Cayman Companies pursuant to that Master Administration Agreement between BISYS and each Cayman Company dated April 1, 2003 (as amended);

      WHEREAS, the parties desire to modify certain terms of the Agreement, including the fees payable under the Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and BISYS hereby agree as follows:

1. AMENDMENTS.

      (a) Section 6 of the Agreement shall be amended by deleting the date "March 31, 2006" and replacing it with the date "December 31, 2008."

      (b) Section 6 shall be further amended by adding at the end of the first sentence of the second paragraph the following:

             "(e) the unilateral termination by the Companies of HSBC as administrator to the Companies, without "cause", as defined in the Administration Agreement, provided that neither HSBC nor any affiliate of HSBC is appointed as administrator or sub-administrator of the Companies within one year of the termination date, or (f) the sale or transfer of a controlling interest in, or the sale or transfer of all or substantially all of the assets of BISYS or its parent company

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            (with the 60 day termination notice described above to be provided within 90 days after the terminating party receives notice of the closing of such sale or transfer); PROVIDED HOWEVER, that, "cause" shall not in any event include the sale or transfer of a controlling interest in, or of all or substantially all of the assets in BISYS to Citigroup, Inc."

      (c) Schedule C of the Agreement shall be modified by deleting the existing table on calculating fees based on incremental net assets and replacing with the following:

            "On complex net assets of                 Basis points
            -------------------------                 ------------

            $0-$12 billion                            3.25
            >$12 billion                              1.5"

      (d) Schedule C of the Agreement shall be further amended by deleting the first sentence of the last paragraph in its entirety and replacing it with the following:

            "Net assets shall be aggregated across all Companies to which BISYS provides services pursuant to this Agreement, as well as to all those certain Cayman Companies that are serviced by BISYS pursuant to that certain Master Administration Agreement between BISYS and each Cayman Company party thereto dated April 1, 2003 (as amended)) to determine the total asset-based fee for all Companies and the Cayman Companies (the "Total Asset-Based Fee"). The aggregate asset-based fee payable by the Companies under this Agreement with respect to the administration services (the "U.S. Asset-Based Fee") shall be equal to the proportionate share of net assets of the Companies to total aggregate net assets (including net assets of the Cayman Companies) multiplied by the Total Asset-Based Fee. Each Company shall then be charged its pro rata share of the U.S. Asset-Based Fee based on its pro rata share of net assets to the aggregate net assets of all Companies."

2. REPRESENTATIONS AND WARRANTIES.

       (a) HSBC represents (i) that it has full power and authority to enter into and perform this Amendment on behalf of itself and as investment advisor of the Companies and the Cayman Companies, (ii) that the transactions contemplated by this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Directors of HSBC, the Board of Directors of each of the Companies and the Board of Directors of each of the Cayman Companies (each, a "Board"), and (iii) that each Board has approved the transactions contemplated by this Amendment.

      (b) BISYS represents that it has full power and authority to enter into and perform this Amendment.

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3. EFFECTIVE DATE.

      The effective date of this Amendment shall be April 1, 2007.

4. MISCELLANEOUS.

      (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

      (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

      (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

      (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.


                            [SIGNATURE PAGE FOLLOWS]

                                    * * * * *


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.


                                            HSBC INVESTMENTS (USA) INC.


                                            By: /s/ Richard A. Fabietti
                                            Name:  Richard A. Fabietti
                                            Title: President


                                            BISYS FUND SERVICES OHIO, INC.


                                            By: /s/ Fred Naddaff
                                            Name:  Fred Naddaff
                                            Title: President